Exhibit 99.1

JOHNSONDIVERSEY AND CLAYTON, DUBILIER & RICE ANNOUNCE

EQUITY INVESTMENT AND COMPANY RECAPITALIZATION

$2.6 billion transaction supports accelerated growth in cleaning and hygiene industry;

Company to change name to “Diversey” and adopt new corporate identity

RACINE, WISCONSIN/NEW YORK, October 7, 2009 – JohnsonDiversey, Inc. and Clayton Dubilier & Rice, Inc. (“CD&R”) today announced an agreement under which a CD&R-managed fund will invest $477 million for a 46 percent equity interest in the company as part of a broader recapitalization transaction valued at $2.6 billion. The recapitalization will provide the company with the financial flexibility to accelerate growth in the global commercial cleaning and hygiene market. In addition to the CD&R fund investment, the transaction contemplates a debt financing package of approximately $1.9 billion.

With annual sales of more than $3.0 billion into more than 175 countries, JohnsonDiversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves commercial customers in the building, retail, healthcare and food and beverage sectors, as well as large, public sector clients such as the National Health Service in the U.K. and the State of New York. Among its private-sector customers are The Coca-Cola Company, PepsiCo., pharmaceutical retailer Walgreens and global facilities services provider ISS.

“JohnsonDiversey is a market leader providing innovative products and services to meet the needs of a world increasingly concerned about health and hygiene,” said Richard J. Schnall, a CD&R partner. “The management team has positioned the company for future growth, and we look forward to working closely with them to continue building on the company’s competitive strengths and creating an even more valuable enterprise over the long term.”

Under the terms of the agreement, the Johnson Family of Racine, Wisconsin, will retain 50 percent ownership in the company, and S. Curtis Johnson will remain Chairman. CD&R Operating Partner James G. Berges will serve as Chairman of the Executive Committee. Unilever will also retain a 4% ownership interest in the company. JohnsonDiversey will continue under separate agreements to sell and distribute into the commercial market certain Unilever and S.C. Johnson & Son, Inc. consumer-branded products.

“This is an exciting development in the evolution of our company,” Mr. Johnson said. “The Johnson Family is pleased to move forward with a proven business builder and strong equity partner of CD&R’s caliber. The firm’s integrity, culture and values align well with our own.”

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JohnsonDiversey and Clayton, Dubilier & Rice Announce Equity Investment

JohnsonDiversey President and CEO Ed Lonergan added: “We’ve made great progress in recent years and continue to be our customers’ partner of choice for superior and sustainable cleaning and hygiene solutions that protect human health and the environment. CD&R’s investment provides both financial flexibility and access to the firm’s significant operating expertise that will help us continue to achieve our long-term objectives.”

In recent months, the company has announced major steps toward protecting human health and the environment, including:

–	A comprehensive product and training guide to respond to the H1N1 flu virus;
–	New product innovations that reduce chemical, water and energy use while protecting workers; and
–	Charter membership in the World Wildlife Fund Global Water Roundtable.

JohnsonDiversey has been one-third owned by Unilever NV since its acquisition of DiverseyLever in 2002. As part of the 2002 acquisition, JohnsonDiversey agreed to purchase all or part of Unilever’s ownership at a future date.

The company is also announcing it will adopt a new corporate identity that reflects elements of the strong global brand equity in the current name and also retains the depiction of a water lily in its logo, a reflection of the Johnson Family heritage of environmental leadership. The company’s new name will be simplified to “Diversey, Inc.,” and its identity will be formally captured in the new tagline, “for a cleaner, healthier future.”

“Our new identity will both acknowledge our rich heritage and offer a compelling view of the enduring benefits that our products and services provide,” Mr. Johnson said. “Our people are inspired by the difference we make in people’s lives.”

Advisors

Goldman, Sachs & Co. and Citigroup Global Markets Inc. served as financial advisors to JohnsonDiversey on the transaction. Jones Day served as the company’s legal advisor. Barclays Capital Inc., HSBC Securities (USA) Inc., Natixis, Rabobank Securities, Inc. and RBC Capital Markets served as financial advisors to CD&R. Debevoise & Plimpton LLP served as CD&R’s legal advisor.

The transaction, which is conditioned upon completing the debt financing and customary regulatory approvals, is expected to close prior to the end of the year.

Further information about the transaction is contained in the Form 8-K filed with the Securities and Exchange Commission and is available at www.jdtransaction.com.

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JohnsonDiversey and Clayton, Dubilier & Rice Announce Equity Investment

CONTACTS:	JohnsonDiversey
John Matthews
Senior Vice President, Corporate Affairs
(262) 631-2120
john.matthews@johnsondiversey.com

Clayton, Dubilier & Rice
Thomas C. Franco
(212) 407-5225
tfranco@cdr-inc.com

ABOUT CLAYTON, DUBILIER & RICE

Founded in 1978, Clayton, Dubilier & Rice, Inc. is a private equity firm with an investment strategy predicated on producing superior financial returns through building stronger, more profitable businesses. The Firm’s professionals include a combination of financial and operating executives. Since inception, CD&R has managed the investment of more than $12 billion in 43 U.S. and European businesses, representing a broad range of industries with an aggregate transaction value of approximately $70 billion and revenues nearly $100 billion. CD&R’s portfolio investments include global market leaders such as Hertz (NYSE: HTZ), Sally Beauty (NYSE: SBH), U.S. Foodservice and ServiceMaster. The Firm is based in New York and London. www.cdr-inc.com.

ABOUT JOHNSONDIVERSEY

JohnsonDiversey Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, JohnsonDiversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. JohnsonDiversey is one of four separate companies controlled by the Johnson Family of Racine, Wisconsin, USA. www.johnsondiversey.com.